EXHIBIT 10.4

Execution Copy

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of June 25, 2007 by and among Martin Infanti (the “Executive”), National Penn Bancshares, Inc. (the “NPB”), a Pennsylvania business corporation and registered bank holding company, and Christiana Bank & Trust Company, a Delaware bank and trust company (the “Bank”).

WITNESSETH:

WHEREAS, NPB and Bank are entering into an Agreement of Reorganization and Merger, dated as of June 25, 2007 (the “Merger Agreement”); and

WHEREAS, the NPB, Bank, and the Executive desire to enter into this Agreement, which shall entitle Executive to certain amounts and benefits in lieu of any and all of the amounts and benefits payable to the Executive under the Change in Control Agreement, dated July 20, 2006, by and between Bank and Executive (the “Change in Control Agreement”);

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive, NPB, and the Bank agree as follows:

1.           Lump Sum Payment.

(a)           In the event that (i) the Effective Date of the Merger is prior to January 1, 2008, (ii) the Executive’s employment with the Bank is terminated prior to January 1, 2008, but on or after such Effective Date and (iii) the Executive has not revoked the release contained in Section 4 hereof, Bank shall pay the Executive an amount, at such time and in such form as provided under the Change in Control Agreement, equal to the amount calculated under Section 4(iv)(B) of the Change of Control Agreement (after any required withholding, excise tax or any reduction pursuant to Section 5 below, if applicable) (the “Payment”), determined as if the date of Executive’s termination in (ii) above is the Executive’s “Date of Termination” as defined in the Change of Control Agreement, in full satisfaction of all amounts and benefits payable to the Executive under the Change in Control Agreement, and the terms of Section 1(b) below shall not apply.

(b)           In the event that the Executive has not revoked the release contained in Section 4 and (i) the Effective Date of the Merger is on or after January 1, 2008, or (ii) the Effective Date of the Merger is prior to January 1, 2008, and Executive remains employed with Employer through January 1, 2008, Bank shall pay the Executive the Payment, determined as if the applicable date described in (x) or (y) below is the Executive’s “Date of Termination” as defined in the Change of Control Agreement, as soon as practicable after the later of (x) January 1, 2008, or (y) the Effective Date, but in no event later than the fifth (5th) business day following such date, in full satisfaction of all amounts and benefits payable to the Executive under the Change in Control Agreement.

2.           Assistance Following the Closing Date. Executive acknowledges that his services following the Closing Date will be important to NPB and as a condition to NPB entering into this Agreement Executive will continue to work for CBT following the closing on the same terms and conditions as currently apply to his employment until (A) the earlier of (i) the 30th day following the conversion of the applicable CBT computer system to NPB’s computer system if conversion is what the integration team determines is the appropriate action or (ii) the 30th day following the determination by the integration team that NPB will not convert the applicable CBT system in the foreseeable future or (B) a date mutually agreed between Executive and NPB.

3.           Payment of Fringe Benefits.  NPB agrees to provide the Executive with continued health, dental, life and disability coverage pursuant to the policies currently offered by Bank (or comparable policies offered to similarly-situated employees of NPB) until the earlier of eighteen (18) calendar months following the date on which Executive’s employment with CBT is terminated or the Executive’s commencement of full-time employment with a new employer, subject to the terms and conditions of such policies, with NPB paying all premiums and with the Executive responsible for paying the same copayments or deductibles as if he was an employee, except as set forth below in this Section 3. The health and dental coverage shall include any dependents of the Executive who are covered as of the date of this Agreement and who remain covered as of the Effective Date of the Merger.  In the event the Executive’s participation in any such plan is barred, NPB shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have received under such plans from which his continued participation is barred or provide their economic equivalent.  In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 3 would trigger the 20% tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits NPB shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the economic equivalent of such Excluded Benefits.

4.           Releases.  Upon payment of the amount set forth in Section 1 hereof, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge NPB and the Bank, their respective affiliates and successors and the current and former directors, officers, employees and agents of each of them (any and all of which are referred to below as the “Releasees”) from any obligation under the Change in Control Agreement (other than the obligations of NPB to provide benefits pursuant to Section 3 above which shall continue for the period specified therein). This Agreement shall not release NPB or the Bank from any of the following: (a) obligations to pay to the Executive wages earned up to the Effective Date of the Merger; (b) the payment of any of the Executive’s vested benefits, or honoring any of the Executive’s rights under the Employee Programs of the Company (including any benefits under a supplemental executive retirement program covering the Executive), excluding any Change in Control Agreement or other severance agreement, (c) the payment of the Merger Consideration with respect to the Executive’s common stock of Bank or stock options with respect to the common stock of Bank, or (d) the obligations of NPB and/or Bank under the indemnity provisions of the Merger Agreement.

5.           Section 280G Cut-Back.  Notwithstanding anything in this Agreement to the contrary, in no event shall any payments be made or benefits provided under this Agreement, when combined with all other payments and benefits to the Executive, be allowed to render any such payment or benefit nondeductible under Section 280G of the Code or to trigger an excise tax under Section 4999 of the Code. In such event, the payments and/or benefits to be provided under this Agreement shall be reduced, but not below zero, such that the aggregate benefits to be provided to the Executive do not exceed 2.99 multiplied by the Executive’s “base amount” (as such term is defined in Section 280G of the Code).   If any reduction is to be made under this Section 4, the Executive may specify by written notice which payments and benefits shall be reduced (i.e., the Executive may elect whether to have reductions made from either Section 1 or Section 3 hereof).

6.           General.

(a)           Heirs, Successors and Assigns.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b)           Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

(c)           Withholdings.  Bank and NPB may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

(d)           Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Pennsylvania, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(e)           Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(f)           Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

(g)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.           Effectiveness.  Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

IN WITNESS WHEREOF, NPB and the Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

/s/ Chris J. Cusatis	/s/ Martin Infanti
Name: Chris J. Cusatis	Name: Martin Infanti

ATTEST:	Christiana Bank & Trust Company

/s/ Thomas A. Campbell	By: /s/ Zissimos A. Frangopoulos
Name: Thomas A. Campbell	Name: Zissimos A. Frangopoulos
Title: President & CEO

ATTEST:	National Penn Bancshares, Inc.

/s/ Sandra L. Spayd	By: /s/ Glenn E. Moyer
Name: Sandra L. Spayd	Name: Glenn E. Moyer
GE VP and Secretary	Title: President & CEO